SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION STATEMENT
Information Statement Pursuant to Section 14(c)
of the SecuritiesExchange Act of 1934

Check the appropriate box:

     Preliminary Information Statement
     Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
     Definitive Information Statement

TrueYou.Com Inc.
(Name of Registrant as Specified in its Charter)

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TRUEYOU.COM INC.
Building No. 501, Fifth Floor
7 Corporate Park
Norwalk, CT 06851

Dear Stockholder:

        This Information Statement is being furnished to all of the holders of shares of Common Stock, par value $0.001 (“Common Stock”) of TrueYou.Com Inc. (the “Company,” “we” or “us”), Series B Convertible Preferred Stock of the Company, par value $0.001 per share, (“Series B Preferred Stock”), Series C Preferred Convertible Stock of the Company, par value $0.001 per share (“Series C Preferred Stock”) and Series D Convertible Preferred Stock of the Company, par value $0.001 per share, (“Series D Preferred Stock” and together with the Series B Preferred Stock and the Series C Preferred Stock, the “Preferred Stock”). We are furnishing this shareholder Information Statement to provide you with information and a description of action taken by written consent of:

(A)	the holders of a majority of the Company’s outstanding stock entitled to vote with respect to an amendment of the Company’s Certificate of Incorporation (the “Majority Consent”);

(B)	the holders of more than 50% of the outstanding shares of Series C Preferred Stock, in accordance with the Certificate of Designation of the Series C Preferred Stock; and

(C)	the holders of more than 75% of the outstanding shares of Series D Preferred Stock, in accordance with the Certificate of Designation of the Series D Preferred Stock (the consents set forth in (B) and (C), the “Preferred Holders’ Consent”).

        This action consists of the approval of an amendment to the Company’s Certificate of Incorporation (the “Certificate of Amendment”) to (i) change the Company’s name from TrueYou.Com Inc. to Klinger Advanced Aesthetics, Inc. (the “Name Change”), (ii) increase the number of shares of Common Stock that the Company is authorized to issue from 20,000,000 to 60,000,000 (the “Authorized Shares Increase”) and (iii) implement a reverse stock split whereby each twenty-five (25) shares of the issued and outstanding Common Stock of the Company will be combined into one (1) share of Common Stock (the “Reverse Stock Split”).

        You have the right to receive this notice if you were a stockholder of record of our Common Stock or Preferred Stock at the close of business on October [ ], 2006. The enclosed Information Statement is being furnished to inform you that the foregoing action has been approved by the Majority Consent and Preferred Holders’ Consent. WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE NOT REQUESTED TO SEND US A PROXY. The Certificate of Amendment cannot take effect until 20 calendar days after this Information Statement is first mailed to our stockholders. You are urged to read the Information Statement in its entirety for a description of the actions taken by the Majority Consent and Preferred Holders’ Consent. The Information Statement also constitutes notice pursuant to Section 228(e) of the Delaware General Corporation Law.

Very truly yours, Richard Rakowski Chairman and Chief Executive Officer

TRUEYOU.COM INC.
Building No. 501, Fifth Floor
7 Corporate Park
Norwalk, CT 06851

INFORMATION STATEMENT REGARDING
ACTION TAKEN BY WRITTEN CONSENT OF
HOLDERS OF A MAJORITY OF OUTSTANDING
STOCK ENTITLED TO VOTE IN LIEU OF A MEETING

        We are furnishing this shareholder Information Statement to you to provide you with information and a description of action taken by written consent of:

(A)	the holders of a majority of the Company’s outstanding stock entitled to vote with respect to an amendment of the Company’s Certificate of Incorporation (the “Majority Consent”);

(B)	the holders of more than 50% of the outstanding shares of Series C Preferred Stock, in accordance with the Certificate of Designation of the Series C Preferred Stock; and

(C)	the holders of more than 75% of the outstanding shares of Series D Preferred Stock, in accordance with the Certificate of Designation of the Series D Preferred Stock (the consents set forth in (B) and (C), the “Preferred Holders’ Consent”).

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

        This Information Statement is being mailed on or about October [ ], 2006 to shareholders of record on October [ ], 2006. The Information Statement is being delivered to inform you of the corporate action described herein in accordance with Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended.

        We have asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of the Common Stock and Preferred Stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’
MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

PLEASE NOTE THAT THE ACTION DESCRIBED BELOW HAS ALREADY BEEN APPROVED
BY THE MAJORITY CONSENT AND PREFERRED HOLDERS’ CONSENT. A VOTE OF THE
REMAINING STOCKHOLDERS IS NOT NECESSARY.

GENERAL

        On December 20, 2005, the Company entered into a Share Exchange Agreement (the “Share Exchange Agreement”) with Klinger Advanced Aesthetics, Inc., a Delaware corporation (“KAAI”) and securityholders of KAAI (the “KAAI Securityholders”) pursuant to which the KAAI Securityholders received securities of the Company in exchange for their securities of KAAI. Under the Share Exchange Agreement, the Company issued to the KAAI Securityholders: (i) 27,858.9673 shares of Series B Preferred Stock, each of which is convertible into 10,000 shares of Common Stock, (ii) 8,452.0222 newly issued shares of Series C Preferred Stock, each of which is convertible into 10,000 shares of Common Stock, (iii) warrants to purchase 3,242.6145 shares of Series B Preferred Stock at an exercise price of $8.518 per share if exercised prior to the Authorized Shares Increase, which price will be adjusted based on a conversion ratio of 10,000 shares of Common Stock per Series B Preferred Stock converted if exercised after the Authorized Shares Increase and (iv) warrants to purchase 7,264.218 shares of Common Stock at an exercise price of $0.001 per share with an expiration date of March 31, 2011 (the “TICC Warrants”). The warrants issued to the holders of Series B Preferred Stock and Series C Preferred Stock expire on June 30, 2013 and September 21, 2010, respectively. As a result of the transactions contemplated by the Share Exchange Agreement, KAAI became a subsidiary of the Company.

        On December 22, 2005, affiliates of North Sound Capital LLC and Valesco Capital Management LP invested $15.3 million (the “Series D Preferred Financing”) in exchange for 1,530 newly issued shares of our Series D Convertible Preferred Stock, each of which is convertible into approximately 52,175 shares of Common Stock, subject to the Beneficial Ownership Cap (as defined below), and warrants to purchase 2,394.8407 shares of Series B Preferred Stock at an exercise price of $2,108.28 per share if exercised prior to the Authorized Shares Increase, which price will be adjusted based on a conversion ratio of approximately 52,175 shares of Common Stock per Series D Preferred Stock converted if exercised after the Authorized Shares Increase (together with the warrants issued to the holders of the Series B Preferred Stock and Series C Preferred Stock (the “Series B Preferred Warrants”). The warrants issued in connection with the Series D Financing expire on December 22, 2010.

        The Preferred Stock, the Series B Preferred Warrants and the TICC Warrants issued in connection with the consummation of the Share Exchange Agreement and the Series D Preferred Financing are convertible and exercisable, as applicable, into an aggregate of 506,576,693 shares of Common Stock, subject to the Beneficial Ownership Cap (as defined below). The shares of Series B Preferred Stock will automatically convert into Common Stock after the Certificate of Amendment (as defined below) becomes effective. The Company is obligated under the Share Exchange Agreement to amend its Certificate of Incorporation as soon as practicable following the closing of the Share Exchange Agreement. Subject to certain restrictions, the shares of Series C Preferred Stock and Series D Preferred Stock will automatically convert into Common Stock upon the consummation of an underwritten public offering with gross proceeds to us of not less than $30 million; provided, that at such time a registration statement covering the resale of such shares is effective, or such shares can be sold under Rule 144.

        On June 30, 2006, in connection with a senior debt financing in the aggregate amount of $25,000,000, the Company issued to Laurus Master Fund, Ltd. (“Laurus”), Series A Warrants, Series B Warrants and Series C Warrants to purchase up to 37,351,824 shares, 6,839,394 shares and 6,693,875 shares of Common Stock, respectively, at an exercise price of $0.001 per share. The warrants issued in connection with the senior debt financing expire on June 30, 2016. If, prior to August 30, 2006, (i) the Company’s obligations to Laurus under the note have been reduced to $12,500,000 or less, then the Series B Warrant (6,839,394 shares) will automatically be cancelled and terminated; and (ii) the Company’s obligations to Laurus under the note have been reduced to zero, then the Series C Warrant (6,693,875 shares) will automatically be cancelled and terminated. On July 11, 2006, in connection with a subordinated debt financing in the aggregate amount of $10,038,710, the Company issued to the subordinated lenders that include certain of its existing shareholders, warrants to purchase up to 63,606,367 shares of Common Stock at an exercise price of $0.001 per share (together with the warrants issued to Laurus and the TICC Warrant, the “Common Stock Warrants”). The warrants issued in connection with the subordinated debt financing expire on June 13, 2013.

        The Preferred Stock, Series B Preferred Warrants and Common Stock Warrants have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and were sold in reliance upon an exemption from securities registration under the Securities Act. The purchasers of the Series D

Preferred Stock, Laurus and the subordinated lenders represented to the Company that they are “accredited investors”, as defined in Rule 501 of Regulation D. The Company agreed with the holders of the Preferred Stock, Series B Preferred Warrants and Common Stock Warrants to file a registration statement with the Securities and Exchange Commission (the “Commission”) covering the resale of the Common Stock issuable upon conversion of the Preferred Stock and exercise of the Series B Preferred Warrants and Common Stock Warrants.

        On September 18, 2006, the Board of Directors of the Company approved the Company’s 2006 Stock Incentive Plan (the “Plan”) and reserved 105,000,000 shares of Common Stock for issuance under the Plan subject to the Authorized Shares Increase. On September 18, 2006, the Company granted to officers, employees, directors and consultants of the Company, under the Plan, stock options (the “Options”) to purchase up to 56,254,261 shares of Common Stock. The Company also granted, under the Plan, to officers, employees, directors and consultants of the Company who were previously granted options to purchase shares of common stock of KAAI, Options to purchase up to 22,220,942 shares of Common Stock in exchange for their KAAI options.

        The above summary is not intended to be complete and is qualified in its entirety by reference to the detailed provisions in the agreements which are attached as exhibits to our Current Reports on Form 8-K filed on December 23, 2005, May 15, 2006, July 6, 2006, July 17, 2006 and September 21, 2006.

        On March 22, 2006, the Company’s Board of Directors approved and recommended that the stockholders of the Company approve an amendment to the Company’s Certificate of Incorporation (the “Certificate of Amendment”) to (i) change the Company’s name from TrueYou.Com Inc. to Klinger Advanced Aesthetics, Inc. (the “Name Change”), (ii) increase the number of authorized shares of Common Stock that the Company is authorized to issue from 20,000,000 to 60,000,000 (the “Authorized Shares Increase”) and (iii) implement a reverse stock split whereby each twenty-five (25) shares of the issued and outstanding Common Stock of the Company will be combined into one (1) share of Common Stock (the “Reverse Stock Split”).

        On March 23, 2006 the Company obtained the Majority Consent and the Preferred Holders’ Consent to approve the Certificate of Amendment. The Certificate of Amendment is attached hereto as Exhibit A.

        Pursuant to the regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Certificate of Amendment may not be effected until at least 20 calendar days after this Information Statement is sent or given to the stockholders of the Company. Accordingly, promptly following the expiration of such 20-day period, the Company intends to file the Certificate of Amendment with the Delaware Secretary of State, which will become effective on the date of such filing (the “Effective Date”).

OUTSTANDING STOCK AND VOTING RIGHTS

        As of October [ ], 2006, there were issued and outstanding: (i) 14,995,513 shares of Common Stock, (ii) 27,858.9673 shares of Series B Preferred Stock, which are convertible into an aggregate of 278,589,673 shares of Common Stock, (iii) 8,452.0222 shares of Series C Preferred Stock, which are convertible into an aggregate of 84,520,222 shares of Common Stock and (iv) 1,530 shares of Series D Preferred Stock, which are convertible into an aggregate of 79,828,028 shares of Common Stock. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of our stockholders. The shares of Preferred Stock are convertible into shares of Common Stock and vote together with the Common Stock on an as-if-converted to Common Stock basis. The Certificate of Designation of the Series D Preferred Stock contains a provision that restricts a holder of Series D

Preferred Stock from (i) converting Series D Preferred Stock into Common Stock to the extent that such conversion would result in the holder owning more than 4.99% of the issued and outstanding Common Stock of the Company or (ii) voting together with the Common Stock on an as-if-converted to Common Stock basis in respect of more than 4.99% of the issued and outstanding Common Stock (the “Beneficial Ownership Cap”). As of October [ ], 2006, there were 1530 shares of Series D Preferred Stock issued and outstanding, which, upon application of the Beneficial Ownership Cap, are convertible into 2,034,818 shares of Common Stock. Together with the (i) 14,995,513 shares of Common Stock, (ii) 27,858.9673 shares of Series B Preferred Stock, which are convertible into an aggregate of 278,589,673 shares of Common Stock, (iii) 8,452.0222 shares of Series C Preferred Stock, which are convertible into an aggregate of 84,520,222 shares of Common Stock, and (iv) the 1,530 shares of Series D Preferred Stock, which, upon application of the Beneficial Ownership Cap, are convertible into 2,034,818 shares of Common Stock, outstanding on October [ ], 2006, the total number of shares eligible to vote or consent to a matter (on an as-if-converted to Common Stock basis and taking into account the Beneficial Ownership Cap) is 380,140,226, which amount is referred to in this Information Statement as the “Voting Securities.” Each share of Common Stock (including the shares of Common Stock into which the Preferred Stock are convertible) entitles the holder to one vote with respect to the matters discussed in this Information Statement. Other than the Common Stock and the Preferred Stock, the Company has no other Voting Securities.

I. NAME CHANGE

Purpose of the Name Change

        Upon the closing of the Share Exchange Agreement, KAAI became the principal subsidiary of the Company and the main operating entity. The Board of Directors of the Company and the shareholders who took action by the Majority Consent and Preferred Holders’ Consent desire to change the name of the Company, the ultimate parent, so that it is identified with its current business.

Effects of the Name Change

        Changing the Company’s name will not have any effect on the Company’s corporate status, the rights of stockholders or the transferability of outstanding shares. Following the Name Change, outstanding stock certificates bearing the name “TrueYou.Com Inc.” will continue to be valid and represent shares of Common Stock of “Klinger Advanced Aesthetics, Inc.” In the future, following the effectiveness of the Name Change, new stock certificates will be issued bearing the Company’s new name, but this will not affect the validity of outstanding stock certificates.

II. AUTHORIZED SHARES INCREASE AND REVERSE STOCK SPLIT

        The Company’s Certificate of Incorporation provides that the total number of shares of capital stock which the Company is authorized to issue is 21,000,000, of which 1,000,000 shares shall be preferred stock and 20,000,000 shares shall be Common Stock.

        The Board of Directors of the Company and the shareholders who took action by the Majority Consent and Preferred Holders’ Consent have approved an increase in the number of shares of Common Stock that the Company is authorized to issue from 20,000,000 to 60,000,000 and the adoption of the one-for-twenty-five (1:25) reverse split whereby the record owners of the Company’s Common Stock as of the close of business on the Effective Date, shall, after the Effective Date, own one (1) share of Common Stock (“New Common Stock”) for every twenty-five (25) shares of Common Stock held by them as of the close of business on the Effective Date. In addition, after the Effective Date, the number of shares issuable upon conversion of the outstanding Preferred Stock and upon the exercise of outstanding Series

B Preferred Warrants, Common Stock Warrants and Options will be adjusted to reflect the Reverse Stock Split.

Purpose of the Authorized Shares Increase And Reverse Stock Split

        The shares of Preferred Stock, Series B Preferred Warrants, Common Stock Warrants and Options are convertible into Common Stock of the Company.

        The following table provides information regarding the total number of shares of Common Stock outstanding and the total number of shares of Common Stock into which the outstanding shares of each class of Preferred Stock are currently convertible into and into which the outstanding Series B Preferred Warrants, Common Stock Warrants and Options are exercisable:

Class of Securities	Number of Shares/ Warrants/Options Outstanding	Number of Common Stock Underlying Shares/Warrants/Options
Common Stock	14,995,513	-

Series B Preferred Stock	27,858.9673	278,589,673

Series C Preferred Stock	8,452.0222	84,520,222

Series D Preferred Stock	1,530.0000	79,828,028

Series B Preferred Warrants	5,637.4552	56,374,552

Common Stock Warrants	121,755,678	121,755,678

Options	78,475,203	78,475,203

        The Company has agreed to increase the number of shares of Common Stock it is authorized to issue so that it would have sufficient shares of Common Stock available for the conversion of all outstanding shares of Preferred Stock and the exercise of all outstanding Series B Preferred Warrants and Common Stock Warrants into Common Stock. The Company agreed with the holders of the Series D Preferred Stock that if it fails to effectuate the Authorized Shares Increase by June 5, 2006, it shall pay to each holder of the Series D Preferred Stock liquidated damages equal to 3% of such holder’s subscription amount and 1.5% of such holder’s subscription amount for each subsequent 30 day period until the Company effectuates the Authorized Shares Increase. The Company has engaged in discussions with the holders of the Series D Preferred Stock with respect to the manner and timing of payment of liquidated damages that accrued since June 5, 2006. It is in the best interest of the Company and its stockholders to effect the Authorized Shares Increase to facilitate the conversion of the Preferred Stock, Series B Preferred Warrants and Common Stock Warrants issued in connection with the Share Exchange Agreement, Series D Preferred Financing, senior debt financing and subordinated debt financing.

        In addition, the Company believes that the current per share price of its Common Stock negatively impacts the marketability of the existing shares, the amount and percentage of transaction costs paid by individual stockholders and the Company’s potential ability to raise capital by issuing new shares. The Company believes that the reasons summarized below largely account for such effects.

        Most brokerage firms do not permit lower-priced securities to be purchased on margin or used as collateral for margin accounts. Certain policies and practices of the securities industry, such as time-consuming procedures that make the handling of lower-priced securities economically unattractive, may tend to discourage individual brokers within those firms from dealing in lower-priced securities. Moreover, the brokerage commission on the purchase or sale of a lower-priced stock may represent a higher percentage of the price than the brokerage commission on a higher-priced stock. For the foregoing, many brokerage firms and institutional investors are reluctant to recommend lower-priced securities to their clients or to hold them in their own portfolios. For these reasons, the Company believes that the low per share price of the Company’s Common Stock has the effect of limiting the effective marketability of the Common Stock and other negative consequences for the Company and its stockholders. The proposed Reverse Stock Split could result in a price level for the Common Stock that would reduce, to some extent, the effect of the above-referenced policies and practices of brokerage firms and diminish the adverse impact of trading commissions on the market for the Common Stock.

        By decreasing the number of shares of the Company’s Common Stock outstanding without altering the aggregate economic interest in the Company represented by the shares, the Company believes that the market price of the Common Stock will increase over time to a more appropriate price; however, there can be no assurance that this will occur. The New Common Stock will continue to be traded on the Pink Sheets® after the Reverse Stock Split.

        The Company believes that the decrease in the number of shares of Common Stock outstanding and the anticipated increased price level as a consequence of the Reverse Stock Split will encourage greater interest in the Company by the financial community and investing public. THERE CAN BE NO ASSURANCE, HOWEVER, THAT THE FOREGOING EFFECTS WILL OCCUR; THAT THE INCREASE IN THE MARKET PRICE OF THE COMPANY’S COMMON STOCK IMMEDIATELY FOLLOWING THE AUTHORIZED SHARES INCREASE AND REVERSE STOCK SPLIT WILL BE SUSTAINED; OR THAT THE MARKET PRICE WILL EVER RISE TO A PRICE APPROXIMATING TWENTY-FIVE TIMES THE MARKET PRICE PRIOR TO THE REVERSE STOCK SPLIT.

Effects of the Authorized Shares Increase and Reverse Stock Split

        The Authorized Shares Increase and the Reverse Stock Split will not affect any stockholder’s proportionate equity interest in the Company, except for negligible amounts resulting from the rounding up of fractional shares. Any fractional shares resulting from the Reverse Stock Split shall be rounded up to the nearest whole share. As such, there will be no fractional shares following the Reverse Stock Split. The Company does not expect the number of shares of New Common Stock to be issued in connection with rounding up such fractional shares to be material. The New Common Stock issued pursuant to the Reverse Stock Split will be fully paid and non-assessable. The Company does not anticipate that the Reverse Stock Split will cause the number of holders of record or beneficial owners of Common Stock to materially change.

        The par value of the New Common Stock will remain at $0.001 per share following the Authorized Shares Increase and the Reverse Stock Split and the number of shares of the Common Stock outstanding will be reduced. As a consequence, the aggregate par value of the outstanding Common Stock will be reduced, while the aggregate capital in excess of par value attributable to the outstanding Common Stock for statutory and accounting purposes will be correspondingly increased. The Authorized Shares Increase and Reverse Stock Split will not affect the Company’s total stockholders’ equity.

        The Company believes that by decreasing the number of outstanding shares of Common Stock without altering the aggregate economic interest in the Company represented by such outstanding shares, the market price per share of outstanding Common Stock will increase.

        After the Authorized Shares Increase and Reverse Stock Split, the Series B Preferred Stock will automatically convert into Common Stock and approximately 11,743,406 shares of Common Stock will be issued and outstanding and approximately 17,899,139 shares of Common Stock will be reserved for the conversion of the outstanding Series C Preferred Stock and Series D Preferred Stock and the exercise of the outstanding Series B Preferred Warrants, Common Stock Warrants and Options. The balance will be available for further issuance by the Board of Directors without further action by the stockholders, subject to applicable law. No shares of Series B Preferred Stock will be issued and outstanding after the Authorized Shares Increase and Reverse Stock Split.

        Stockholders should note that certain disadvantages may result from the Authorized Shares Increase and Reverse Stock Split. The number of authorized shares of Common Stock will increase as a result of the Authorized Shares Increase, while the number of outstanding shares of Common Stock will be decreased as a result of the Reverse Stock Split. The Company will therefore have the authority to issue a greater number of shares of Common Stock following the Authorized Shares Increase and Reverse Stock Split without the need to obtain stockholder approval to authorize additional shares. Any such additional issuance may have the effect of reducing the interest of the existing stockholders of the Company with respect to earnings per share, voting, liquidation value and book and market value per share.

        The Authorized Shares Increase will also enable the Company to take other corporate actions such as financings, acquisitions and the issuance of stock options. The Authorized Shares Increase will enable the Company to promptly take advantage of market conditions and the availability of favorable opportunities without the delay and expense associated with holding a special meeting of stockholders.

        The Authorized Shares Increase could have an anti-takeover effect, although that is not the intention of the Company. If the Board of Directors desires to issue additional shares of Common Stock in the future, such issuance could dilute the voting power of a person seeking control of the Company, thereby deterring a merger, tender offer, proxy contest or an extraordinary corporate transaction opposed by the Board of Directors. The availability of this defensive strategy to the Company could discourage unsolicited takeover attempts, thereby limiting the opportunity for the Company’s stockholders to realize a higher price for their shares than might be generally available in the public markets. The Board of Directors is not aware of any attempt, or contemplated attempt, to change the control of the Company, and the Authorized Shares Increase is not being effectuated with the intent that it be used as a type of anti-takeover device.

        The Authorized Shares Increase could also have the effect of diluting the equity interests of existing stockholders and the earnings per share, if any, of existing shares of Common Stock. Such dilution may be substantial, depending upon the amount of shares issued.

        The following table represents the effect of the Authorized Shares Increase and Reverse Stock Split on the number of shares of Common Stock outstanding, the number of shares of Common Stock currently reserved for future issuance and the number of authorized but unissued shares of Common Stock available for future issuance:

	Common Stock Outstanding		Preferred Stock Outstanding		Warrants Outstanding		Options Outstanding	Common Stock Reserved for Issuance		Common Stock Available for future Issuance
Prior to the Authorized Shares	14,995,513		442,937,923	(2)	178,130,230	(3)	78,475,203	5,004,487	(4)	0
Increase and Reverse Stock Split (1)

After the Authorized Shares	11,743,407	(5)	6,573,930	(6)	7,125,209	(7)	3,319,008	17,899,139	(8)	30,357,454	(9)
Increase and Reverse Stock Split

(1)	As of October [ ], 2006.

(2)

Comprised of (i) 27,858.9673 shares of Series B Preferred Stock, which are convertible into an aggregate of 278,589,673 shares of Common Stock, (ii) 8,452.0222 shares of Series C Preferred Stock, which are convertible into an aggregate of 84,520,222 shares of Common Stock and (iii) 1,530 shares of Series D Preferred Stock, which are convertible into an aggregate of 79,828,028 shares of Common Stock

(3)

Comprised of (i) the Series B Preferred Warrants to purchase 5,637.4552 shares of Series B Preferred Stock, which are convertible into 56,374,552 shares of Common Stock and (ii) the Common Stock Warrants to purchase 121,755,678 shares of Common Stock.

(4)

The number of Common Stock into which the Preferred Stock are convertible into and into which the Series B Preferred Warrants and Common Stock Warrants are currently exercisable substantially exceeds the number of shares of Common Stock currently reserved for issuance.

(5)

Comprised of (i) 599,820 shares of Common Stock into which 14,995,513 shares of Common Stock currently issued and outstanding will be combined as a result of the Reverse Stock Split and (ii) the automatic conversion of 27,858.9673 shares of Series B Preferred Stock (11,143,586 after the Reverse Stock Split). The foregoing numbers do not take into account any changes resulting from rounding up of fractional shares.

(6)

Comprised of (i) 3,380,809 shares of Common Stock underlying 8,452.0222 shares of Series C Preferred Stock currently issued and outstanding and combined as a result of the Reverse Stock Split (84,520,222 shares before the Reverse Stock Split) and (ii) 3,193,121 shares of Common Stock underlying the 1,530 shares of Series D Preferred Stock currently issued and outstanding and combined as a result of the Reverse Stock Split (79,828,028 shares before the Reverse Stock Split).

(7)	Comprised of (i) 2,254,982 shares of Common Stock underlying the Series B Preferred Warrants to purchase 5,637.4552 shares of Series B Preferred Stock and combined as a result of the

Reverse Stock Split (56,374,552 shares before the Reverse Stock Split) and (ii) 4,870,227 shares of Common Stock underlying the Common Stock Warrants to purchase 121,755,678 shares of Common Stock and combined as a result of the Reverse Stock Split (121,755,678 shares before the Reverse Stock Split).

(8)

Comprised of the total number of shares of Common Stock reserved for the: (i) conversion of 8,452.0222 shares of Series C Preferred Stock, (ii) conversion of 1,530 shares of Series D Preferred Stock, (iii) exercise of 2,254,982 shares of Common Stock underlying the Series B Preferred Warrants, (iv) exercise of 4,870,227 shares of Common Stock underlying the Common Stock Warrants and (v) exercise of Options to purchase 4,200,000 shares of Common Stock (105,000,000 before the Reverse Stock Split). The foregoing numbers do not take into account any changes resulting from rounding up of fractional shares.

(9)

Represents the total number of shares of Common Stock available for future issuance after the Authorized Shares Increase and Reverse Stock Split, but without taking into account any changes resulting from rounding up of fractional shares.

Number of Holders

        As of the October [ ], 2006, there were [ ] holders of record of outstanding Common Stock. The Company does not anticipate that the Reverse Stock Split will cause the number of holders of record or beneficial owners of Common Stock to materially change.

No Change in Company’s Status or Business

        The Company does not anticipate any change in its status as a reporting company for federal securities law purposes as a result of the Authorized Shares Increase and Reverse Stock Split. The Company’s business, and the location of its principal executive offices, will remain the same after the Authorized Shares Increase and Reverse Stock Split.

Exchange of Stock Certificates

        The Reverse Stock Split will occur on the close of business on the Effective Date without any further action on the part of stockholders of the Company and without regard to the date or dates on which certificates representing shares of outstanding Common Stock are actually surrendered by each holder thereof for certificates representing the number of shares of the New Common Stock that the stockholder is entitled to receive as a consequence of the Reverse Stock Split. After the Effective Date, each certificate representing shares of outstanding Common Stock will be deemed to represent a number of shares of New Common Stock equal to one-twenty-fifth of the number of shares stated on the certificate. No fractional shares of New Common Stock will be issued. If the conversion shall result in a fraction of a share, then the Company will round up such fraction of a share and the holder shall be entitled to receive a whole share for such fraction.

        As soon as practicable following the Effective Date, the Company will provide a transmittal form that each stockholder of record on the Effective Date should use to transmit certificates representing shares of outstanding Common Stock (“Old Certificates”) for exchange or transfer to American Registrar and Transfer Company (the “Transfer Agent”), 342 East 900 South, Salt Lake City, Utah 84111, Attention: TrueYou.Com Inc. Transfer Agent, telephone number: 801-363-9065. The transmittal form contains instructions for the surrender of Old Certificates to the Transfer Agent in exchange for certificates representing the appropriate number of whole shares of New Common Stock. No new certificates will be issued to a stockholder until such stockholder has surrendered its Old Certificates together with a properly completed and executed transmittal form to the Transfer Agent.

        Upon proper completion and execution of the transmittal form and its return to the Transfer Agent together with a stockholder’s Old Certificates and/or an affidavit of loss for any lost or destroyed certificates, as applicable, that stockholder will receive a new certificate or certificates representing the number of whole shares of New Common Stock into which the shares of Common Stock represented by the Old Certificates are being converted as a result of the Reverse Stock Split. Until surrendered to the Transfer Agent, Old Certificates retained by stockholders will be deemed for all purposes, including voting and payment of dividends, if any, to represent the number of whole shares of New Common Stock to which such stockholders are entitled as a result of the Reverse Stock Split. Stockholders should not send their Old Certificates to the Transfer Agent until after receiving instructions from the Transfer Agent following the Effective Date. Old Certificates surrendered after the Effective Date will be replaced by certificates representing shares of New Common Stock as soon as practicable after such surrender. Stockholders whose shares are held in brokerage accounts or in a street name need not submit old certificates for exchange as those shares will automatically reflect the new share amount based on the Reverse Stock Split. No service charge will be payable by holders of shares of outstanding Common Stock in connection with the exchange of shares, and the Company will pay for all expenses of the exchange and issuance of new certificates.

        Old Certificates that contain a restrictive legend will be exchanged for new certificates representing New Common Stock with the same restrictive legend. As applicable, the time period during which a stockholder has held the outstanding Common Stock will be included in the time period during which such stockholder actually holds the New Common Stock received in exchange for such outstanding Common Stock for the purposes of determining the term of the restrictive period applicable to the New Common Stock.

Certain United States Federal Income Tax Consequences

        The following is a summary of certain material United States federal income tax consequences of the transactions herein contemplated and does not purport to be a complete discussion of all of the possible United States federal income tax consequences of the transactions herein contemplated and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. For example, the state and local tax consequences of the transactions herein contemplated may vary significantly as to each stockholder, depending upon the state in which he or she resides. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers, tax-exempt entities and holders that received their shares in the Company as compensation for services. The discussion herein is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary applies to holders of the outstanding Common Stock (and the New Common Stock when issued), who hold such stock as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (the “Code”) (i.e., generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the specific tax consequences of the transactions herein contemplated such stockholder.

        No gain or loss should be recognized by a stockholder upon the transactions herein contemplated. The aggregate tax basis of the New Common Stock received in the Reverse Stock Split will be the same as the stockholder’s aggregate tax basis in the outstanding Common Stock exchanged therefor. The stockholder’s holding period for the New Common Stock will include the period during which the stockholder held the outstanding Common Stock surrendered in the Reverse Stock Split.

        The Company’s view regarding the tax consequences of the transactions herein contemplated is not binding on the Internal Revenue Service (the “IRS”) or the courts. Accordingly, the IRS or a court may disagree with some or all of the conclusions reached herein regarding the United States federal income tax consequences of the transactions herein contemplated.

        THE DISCUSSION SET FORTH ABOVE CONCERNING CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS HEREIN CONTEMPLATED IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY. ALL STOCKHOLDERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS AS TO ANY FEDERAL, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES APPLICABLE TO THEM WHICH COULD RESULT FROM THE TRANSACTIONS HEREIN CONTEMPLATED.

        ANY UNITED STATES FEDERAL TAX ADVICE CONTAINED IN THIS INFORMATION STATEMENT IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY PERSON FOR PURPOSES OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED UNDER THE INTERNAL REVENUE CODE. IN ADDITION, ANY UNITED STATES FEDERAL TAX ADVICE CONTAINED IN THIS INFORMATION STATEMENT WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING BY OR TO ANOTHER PARTY OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN. EACH TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

DISSENTERS’ RIGHTS

        Stockholders of the Company have no right under the Delaware General Corporation Law, the Company’s Certificate of Incorporation, as amended, or the Company’s bylaws to exercise dissenters’ rights of appraisal with respect to the Name Change, Authorized Shares Increase and the Reverse Stock Split.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

        The following table sets forth certain information with respect to the beneficial ownership of the Company’s equity as of October [   ], 2006.

•	each securityholder known by the Company to be the beneficial owner of more than 5% of the Company's outstanding securities;

•	each of our directors;

•	our Chief Executive Officer and each of our other four most highly compensated executive officers as of June 30, 2006, the end of our latest fiscal year (the “Named Executive Officers”); and

•	all directors and Named Executive Officers as a group.

        Unless otherwise specified, the address of each of the persons set forth below is in care of Klinger Advanced Aesthetics, Inc., Building No 501, Fifth Floor, 7 Corporate Park, Norwalk, CT 06851.

        Beneficial ownership is calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. For purposes of this table: (i) shares subject to stock options, warrants or convertible securities are considered beneficially owned only to the extent currently exercisable or exercisable within 60 days after October [   ], 2006, (ii) all outstanding shares of Series B Preferred Stock (as the substantial equivalent of Common Stock) are assumed to have been converted into Common Stock and (iii) the outstanding shares of Series B Preferred Stock (as the substantive equivalent of Common Stock) are deemed to be outstanding for the purpose of computing the percentage of the underlying shares of Common Stock by all holders listed below.

Name and Address of Beneficial Owner	Amount and Nature Beneficial Ownership		Percent of Common Stock
5% Beneficial Owners
Affiliates of Pequot Capital Management Inc.	90,487,165	(1)	85.8%
500 Nayala Farm Road
Westport, CT 06880
FCPR L Capital	113,226,643	(2)	38.57%
c/o L Capital Management SAS
22, avenue Montaigne
75008 Paris, France
Seapine Investments, LLC	91,075,998	(3)(4)	30.68%
c/o Kidd & Company, LLC
10 Glenville Street
Greenwich, CT 06831
Kidd & Company, LLC	38,473,906	(5)	13.10%
10 Glenville Street
Greenwich, CT 06831
Directors & Named Executive Officers
Daniel Piette	113,226,643	(6)	38.57%
c/o L Capital Management SAS
22, avenue Montaigne
75008 Paris, France
Philippe Franchet	113,226,643	(7)	38.57%
c/o L Capital Management SAS
22, avenue Montaigne
75008 Paris, France
Andrew Lipman	6,910,365	(8)	2.36%
Richard Rakowski	27,074,149	(9)	8.49%
Stephen H. Coltrin	0		0%

Name and Address of Beneficial Owner	Amount and Nature Beneficial Ownership	Percent of Common Stock
Matthew Burris	1,000	*
Jane Terker	4,108,794	1.38%
Wade Haddad	0	0%
Michael Rodriquez	0	0%
All Directors and Executive Officers as a group (9 persons)	151,320,951	46.88%

_________________

*	Less than 1%

(1)

Based on a Schedule 13G filed by the securityholders on January 10, 2006, consists of (i) 6,443.9891 shares of Series C Preferred Stock issued and outstanding, which are convertible into 64,439,891 shares of Common Stock, (ii) 1,878.3056 shares of Series B Preferred Stock into which Series B Preferred Warrants are concurrently exercisable and (iii) 726.4218 shares of Common Stock into which a Common Stock Warrant is currently exercisable. Does not include 14,654,807 shares of Common Stock underlying the Common Stock Warrants issued in connection with the subordinated debt financing that are not currently exercisable.

(2)	Consists of 11,322.6643 shares of Series B Preferred Stock issued and outstanding, which are convertible into 113,226,643 shares of Common Stock.

(3)

Consists of (i) 8,784.6111 shares of Series B Preferred Stock issued and outstanding, which are convertible into 87,846,111 shares of Common Stock, and (ii) 322.9887 shares of Series B Preferred Stock into which a Series B Preferred Warrant is currently exercisable. Carla Kidd, as the sole Manager of Seapine Investments, LLC, has voting power with respect to these shares. Carla Kidd and William J. Kidd, her spouse, are the owners of Kidd & Company, LLC (“KCO”). Does not include shares of Series B Preferred Stock held in trusts for the benefit of the children of Carla and William Kidd.

(4)

2,957.9390 shares of Series B Preferred Stock beneficially owned by the securityholder are subject to certain rights in favor of FCPRL Capital (“L Capital”), pursuant to an Amended and Restated Share Transfer Agreement, dated December 20, 2005, among the Company, L Capital and certain other stockholders signatory thereto (the “Share Transfer Agreement”). Pursuant to the Share Transfer Agreement, if certain specified events such as a liquidation, sale of substantially all of the assets of the Company or a public offering result in L Capital achieving an internal rate of return on its investment of less than 25% with respect to its investment in the Company, then a number of these shares shall be delivered to L Capital such that when combined with the value of Series B Preferred Stock owned by L Capital would provide L Capital with an internal rate of return on its investment of 25%.

(5)

Consists of 3,847.3906 shares of Series B Preferred Stock issued and outstanding, which are convertible into 38,473,906 shares of Common Stock. Mr. William Kidd owns 50% of KCO. Does not include 14,416,354 shares of Common Stock underlyling the Common Stock Warrants issued to Klinger Investments, LLC in connection with the subordinated debt financing that are not currently exercisable as to which Mr. Kidd, as sole Manager of Klinger Investments, LLC, has sole voting power.

(6)	Mr. Piette, an executive of L Capital, may be deemed to beneficially own the shares of Series B Preferred Stock owned by L Capital.

(7)	Mr. Franchet, an executive of L Capital, may be deemed to beneficially own the shares of Series B Preferred Stock owned by L Capital.

(8)

Consists of (i) 597.5113 shares of Series B Preferred Stock owned by the Lipman Family Limited Partnership, which are convertible into 5,975,113 shares of Common Stock, (ii) 69.0191 shares of Series B Preferred Stock owned by Andrew Lipman, which are convertible into 690,191 shares of Common Stock, and (iii) 24.506 shares of Series B Preferred Stock into which a Series B Preferred Warrant is currently exercisable. Does not include 950,416 shares of Common Stock underlying the Common Stock Warrant issued in connection with the subordinated debt financing that are not currently exercisable. 224.4340 shares of Series B Preferred Stock beneficially owned by the securityholder are subject to certain rights in favor of L Capital. Pursuant to the Share Transfer Agreement, if certain specified events such as a liquidation, sale of substantially all of the assets of the Company or a public offering result in L Capital achieving an internal rate of return on its investment of less than 25% with respect to its investment in the Company, then a number of these shares shall be delivered to L Capital such that when combined with the value of Series B Preferred Stock owned by L Capital would provide L Capital with an internal rate of return on its investment of 25%.

(9)

Consists of (i) 200.059 shares of Series B Preferred Stock issued and outstanding, which are convertible into 2,000,590 shares of Common Stock, (ii) 7.3559 shares of Series B Preferred Stock into which a Series B Preferred Warrant is currently exercisable. 67.3631 shares of Series B Preferred Stock beneficially owned by the securityholder are subject to certain rights in favor of L Capital and (iii) an Option to purchase 25,000,000 shares of Common Stock, subject to the Authorized Shares Increase. Pursuant to the Share Transfer Agreement, if certain specified events such as a liquidation, sale of substantially all of the assets of the Company or a public offering result in L Capital achieving an internal rate of return on its investment of less than 25% with respect to its investment in the Company, then a number of these shares shall be delivered to L Capital such that when combined with the value of Series B Preferred Stock owned by L Capital would provide L Capital with an internal rate of return on its investment of 25%.

(10)	Consists of Options to purchase 4,108,794 shares of Common Stock, subject to the Authorized Shares Increase.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

        Richard Rakowski, the Company’s Chairman and Chief Executive Officer, and Andrew Lipman, a director of the Company, hold shares of Series B Preferred Stock and Common Stock Warrants that cannot be converted into Common Stock or exercised unless the Company implements the Authorized Shares Increase. In addition, Daniel Piette and Philippe Franchet, are deemed to beneficially own the shares of Series B Preferred Stock owned by L Capital, which shares cannot be converted into Common Stock unless the Company implements the Authorized shares Increase. Furthermore, the Company granted Options to Richard Rakowski and Jane Terker, a Vice President and Director of the Company, which Options cannot be exercised unless the Company effects the Authorized Shares Increase. The Authorized Shares Increase will increase the number of shares of Common Stock and enhance the ability of the Company to issue additional options and awards to its directors and officers.

WHERE YOU CAN FIND MORE INFORMATION

        The Company files quarterly and special reports and other information with the Commission. You can read and copy any materials that the Company files with the Commission at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the Commission’s Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains a Web site that contains information we file electronically with the Commission, which you can access over the Internet at http://www.sec.gov. Copies of these materials may also be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

        Copies of this Information Statement and our most recent quarterly report filed with the Commission on Form 10-Q are available to stockholders at no charge upon written or oral request directed as follows:

TrueYou.Com Inc.
Building No. 501, Fifth Floor
7 Corporate Park
Norwalk, CT 06851
Telephone: (203) 295-2121

BY ORDER OF THE BOARD OF DIRECTORS Richard Rakowski Chairman and Chief Executive Officer

Exhibit A

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
TRUEYOU.COM INC.

        The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

    1.        The name of the Corporation is TrueYou.Com Inc.

    2.        The Certificate of Incorporation of the Corporation (hereinafter called the “Certificate of Incorporation”) is hereby amended as follows:

(a) Article FIRST of the Certificate of Incorporation shall be amended and restated in its entirety to read as follows:

"FIRST: The name of the Corporation is Klinger Advanced Aesthetics, Inc."

(b) Article FOURTH of the Certificate of Incorporation is amended by deleting the first paragraph and replacing it with the following:

“FOURTH: The total number of shares of capital stock which the Corporation shall have the authority to issue is sixty-one million (61,000,000) shares, of which sixty million (60,000,000) shares shall be Common Stock, par value $0.001 per share, and one million (1,000,000) shares shall be Preferred Stock, par value $.001 per share.”

    3.               Upon the filing of this Certificate of Amendment to the Certificate of Incorporation, each twenty-five (25) shares of the Corporation’s common stock, $.001 par value per share (the “Common Stock”) then issued and outstanding shall be automatically, without any action on the part of the holder thereof or any other person, combined into one (1) share of Common Stock of the Corporation. No fractional shares or scrip representing fractions of a share shall be issued, but in lieu thereof, each fraction of a share that any stockholder would otherwise be entitled to receive shall be rounded up to the nearest whole share.

    4.               This amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

        IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this _____ day of , 2006.

____________________________________ Name: Title: